SteadyLaw Group, LLP

3580 Utah Street San Diego, CA 92104 Telephone (619) 892-3006 Telecopier (619) 330-1888 Email: info@steadylaw.com

April 7, 2006

Lynn Wahl, President & CEO
The Studio Zone, Inc.

Re:    Form SB-2/A Registration Statement

Ladies and Gentlemen:

We are furnishing this opinion of counsel to The Studio Zone, Inc., a Nevada corporation (the ‘‘Company’’), for filing as Exhibit 5.1 to the registration statement on Form SB-2/A (the ‘‘Registration Statement’’) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale of up to 1,600,000 shares of the common stock, $0.001 par value per share of the Company (the ‘‘Shares’’).

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (b) the Registration Statement; and (c) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the Registration Statement shall have become effective, (a) with respect to those Shares that are currently outstanding, when sold pursuant to the Registration Statement, they will be validly and legally issued, fully paid and non-assessable, and (b) with respect to those Shares to be issued upon exercises of warrants, when such shares are issued and sold pursuant to the Registration Statement, they will be validly and legally issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations in the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading ‘‘Legal Matters’’ in the prospectus forming a part of the Registration Statement.

                                            Very truly yours,
                            STEADYLAW GROUP, LLP

                            /s/ Wade D. Huettel

                                        Wade D. Huettel, Esq.

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